As filed with the Securities and Exchange Commission on September 27, 2016.
Registration Statement No. 333-208592

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORDIC AMERICAN OFFSHORE LTD.
 (Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Nordic American Offshore Ltd. LOM Building 27 Reid Street Hamilton HM 11 Bermuda (441) 292-7202	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant's principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574-1200

Approximate date of commencement of proposed sale to the public:
 From time to time after this registration statement becomes effective as determined by market conditions and other factors.
If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Shares, par value $ 0.01 per share	1,500,000	$6,720,000	$676.70*
*Previously Paid

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices per share of the registrant's common shares as reported on the New York Stock Exchange on December 14, 2015.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this "Amendment") to Registration Statement on Form F-3 (File No. 333-208592) (the "Registration Statement") is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the "Securities Act") by Nordic American Offshore Ltd., a Bermuda company, or "Nordic American Offshore (Bermuda)", as the successor to Nordic American Offshore Ltd., a company incorporated under the laws of the Republic of Marshall Islands, or "Nordic American Offshore (Marshall Islands)."  Effective September 26, 2016, Nordic American Offshore Ltd. continued its corporate existence from the Republic of Marshall Islands to Bermuda (the "Redomiciliation").  Nordic American Offshore Ltd. (Bermuda) expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act").  For the purposes of this Amendment and the Registration Statement, references to the "Company," "NAO," "we," "our," "us" and similar terms mean, as of any time prior to the Redomiciliation, Nordic American Offshore (Marshall Islands) and, as of any time after the Redomiciliation, Nordic American Offshore (Bermuda).  The information contained in this Amendment sets forth additional information to reflect the Redomiciliation.  All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Redomiciliation will not reflect the change in our jurisdiction.

For additional information regarding to the Redomiciliation, please see "SPECIAL NOTE REGARDING THE REDOMICILIATION" in the prospectus.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.
Prospectus
Subject to completion, dated September 27, 2016

NORDIC AMERICAN OFFSHORE LTD.
1,500,000 Common Shares
to be sold pursuant to our Dividend Reinvestment and Direct Stock Purchase Plan

Through this prospectus, we are offering you the opportunity to participate in our Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan. The Plan allows our existing shareholders to increase their holdings of our common shares and gives new investors an opportunity to make an initial investment in our common shares. Common shares purchased under the Plan may, at our election, be common shares purchased from us, common shares purchased in the open market or privately negotiated transactions, or a combination of both. This prospectus relates to the offer and sale of up to 1,500,000 common shares offered under the Plan, or the Plan Shares.

PLAN HIGHLIGHTS

•
If you are an existing shareholder, you may purchase additional common shares by reinvesting all or a portion of the dividends paid on your common shares and by making optional cash investments of not less than $50 each and up to a maximum of $10,000 per month. In some instances, we may permit optional cash investments in excess of this maximum.

•
If you are a new investor, you may join the Plan by making an initial investment of not less than $250 and up to a maximum of $10,000. In some instances, we may permit initial investments in excess of this maximum.

•	As a participant in the Plan, you may authorize electronic deductions from your bank account for optional cash investments.
•
We may offer discounts ranging from 0% to 5% on optional and initial cash investments that are made pursuant to a request for waiver (that is, on investments that are in excess of $10,000). At our discretion the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

Our common shares are currently listed on the New York Stock Exchange, or the NYSE, under the symbol "NAO."
An investment in these securities involves a high degree of risk. See the section entitled "Risk Factors" on page [4] of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is             , 2016.

Table of Contents

PROSPECTUS SUMMARY	1
SPECIAL NOTE REGARDING THE REDOMICILIATION	3
RISK FACTORS	4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
SHARE HISTORY AND MARKETS	6
USE OF PROCEEDS	7
CAPITALIZATION	8
ENFORCEMENT OF CIVIL LIABILITIES	9
RATIO OF EARNINGS TO FIXED CHARGES	10
PLAN OF DISTRIBUTION	11
DESCRIPTION OF THE PLAN	12
THE PLAN	13
DESCRIPTION OF SHARE CAPITAL	26
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	30
EXPENSES	32
LEGAL MATTERS	32
EXPERTS	32
WHERE YOU CAN FIND ADDITIONAL INFORMATION	32

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or "U.S. GAAP." We have a fiscal year end of December 31. All references to "dollars" and "$" in this prospectus are to, and amounts presented in, United States dollars and all references to "GBP" are to, and amounts presented in, British Pounds.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell our common shares, described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus and any prospectus supplement are part of a registration statement we have filed with the Commission and do not contain all the information in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled "Where You Can Find Additional Information."
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
Other than in the United States, no action has been taken by us that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act of 1972 and related regulations, other than in cases where the BMA has granted a general permission.  The BMA in its policy dated June 1, 2005 provides that, where any equity securities of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of such company from and/or to a non-resident of Bermuda, for so long as any equity securities of such company remain so listed.  The New York Stock Exchange, or the NYSE, is deemed to be an appointed stock exchange under Bermuda Law.  In granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus of the registration statement of which it forms part. This prospectus does not need to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013.  Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

PROSPECTUS SUMMARY
This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the "Risk Factors" and our financial statements and related notes contained herein and therein, before making an investment decision. We use the term deadweight, or "dwt," in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.
Our Company
Nordic American Offshore Ltd. was formed on October 17, 2013.  We maintain our principal executive offices at LOM Building, 27 Reid Street, Hamilton, HM 11, Bermuda. Our telephone number at such address is (441) 292-7202. We are an international company formed for the purpose of acquiring, owning and operating platform supply vessels, or PSVs, and currently own ten vessels, eight of which are in operation and two of which are currently at Norwegian-based Vard Aukra shipyard owned by VARD Group AS, or Vard, awaiting improved trading conditions.
Our Fleet
Our fleet currently consists of ten PSVs. Our vessels are considered homogeneous and interchangeable as they have approximately the same cargo deck area and capacity.
Vessel name	Yard (1)	Year Built	Capacity (dwt)	Cargo Deck Area (sq meters)	Delivered to NAO
NAO Fighter	Ulstein	2012	4200	850	January 2014
NAO Prosper	Ulstein	2012	4200	850	January 2014
NAO Power	Ulstein	2013	4200	850	January 2014
NAO Thunder	Ulstein	2013	4200	850	December 2013
NAO Guardian	Ulstein	2013	4200	850	December 2013
NAO Protector	Ulstein	2013	4200	850	December 2013
NAO Storm	Ulstein	2014	4200	850	January 2015
NAO Viking	Ulstein	2014	4200	850	January 2015
NAO Horizon	Vard	2016	4200	850	April 2016
NAO Galaxy	Vard	2016	4200	850	June 2016
(1) As used in this prospectus, "Ulstein" refers to Ulstein Shipping AS and "Vard" refers to VARD Group AS.

Employment of Our Fleet
It is our policy to operate our vessels either in the spot market or on short to long-term time charters.
We currently own ten high-quality PSVs, which were built in Norway during the period from 2012 to 2016. Eight of these PSVs are now in operation.  As of the date of this prospectus, NAO Horizon, which was delivered in April 2016, and NAO Galaxy, which was delivered in June 2016, are at Vard awaiting improved trading conditions. We operate our vessels in the North Sea on both spot and time charters, although we may consider other regions depending on market conditions.
Company Management
In January 2014, the Company entered into a Management Agreement with Scandic American Shipping Ltd, which we refer to as "Scandic" or the "Manager," for the provision of administrative services for the Company as requested by our management and in accordance with our objectives and policies as established and directed by our Board of Directors. All decisions of a material nature concerning our business are made by our Board of Directors.
For services under the Management Agreement, the Company has paid $150,000 for 2015 and will pay $100,000 for 2016, and all directly attributable costs related to the Company are reimbursed.  In addition to costs incurred which are directly attributable to us, we also pay a portion of the operational costs, such as salary and office rent, incurred by Scandic which is allocated to us. For the years ended December 31, 2015 and December 31, 2014, we paid an aggregate of $2.1 million and $2.2 million, respectively, for such costs incurred that were allocated to us.  Scandic is a wholly owned subsidiary of our major shareholder, Nordic American Tankers Limited (NYSE: NAT), or NAT, of which our Chairman and director, Mr. Herbjørn Hansson, is the Chief Executive Officer, Chairman, President and director.  Our Chief Financial Officer, Ms. Turid M. Sørensen, is also the Chief Financial Officer and Executive Vice President of NAT.

Vessel Management
As of the date of this prospectus, the ship management firms Remøy Shipping AS, or Remøy, and V.Ships Limited, or V.Ships, provide technical management for nine and one of our vessels, respectively.

Implications of Being an Emerging Growth Company

We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•
the ability to present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations in the registration statement for our initial public offering;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to our auditor's report in which the auditor would be required to provide additional information about the audit and our financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering, or our IPO, which was in June 2014, or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in "total annual gross revenues" during our most recently completed fiscal year, if we become a "large accelerated filer" with market capitalization of more than $700.0 million, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three year period to such date. For as long as we qualify as an emerging growth company and take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to "opt out" of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Corporate Structure

Nordic American Offshore Ltd. was formed on October 17, 2013 under the laws of the Republic of the Marshall Islands. On September 26, 2016, we continued our corporate existence to Bermuda. We completed our IPO in June 2014.  We maintain our principal executive offices at LOM Building, 27 Reid Street, Hamilton, HM 11, Bermuda. Our telephone number at such address is (441) 292-7202. We maintain a website at www.nao.bm. Information contained on our website does not constitute part of this prospectus.

SPECIAL NOTE REGARDING THE REDOMICILIATION

We were previously incorporated under the laws of the Republic of the Marshall Islands.  Effective September 26, 2016, we discontinued our existence as a company organized under the laws of the Republic of the Marshall Islands and continued our existence as an exempted company incorporated under the laws of Bermuda.  We refer to this as the "Redomiciliation."

The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Redomiciliation as they were immediately prior to the Redomiciliation.  In addition, the directors and executive officers of the Company immediately after the Redomiciliation were the same individuals who were directors and executive officers, respectively, of the Company immediately prior to the Redomiciliation.

The Company's common shares continue to be listed for trading on the NYSE under the ticker symbol "NAO."

As a result of the Redomiciliation, holders of common shares of Nordic American Offshore (Marshall Islands) became holders of common shares of Nordic American Offshore (Bermuda).  In the Redomiciliation, each of Nordic American Offshore (Marshall Islands)'s outstanding common shares was automatically converted by operation of law, on a one-for-one basis, into a share of Nordic American Offshore (Bermuda)'s common shares.  Consequently, each holder of a Nordic American Offshore (Marshall Islands) common share immediately prior to the Redomiciliation held, immediately thereafter, a share of Nordic American Offshore (Bermuda)'s common shares representing the same proportional equity interest in Nordic American Offshore (Bermuda) as that shareholder held in Nordic American Offshore (Marshall Islands) and representing the same class of shares.  The number of Nordic American Offshore (Bermuda)'s common shares outstanding immediately after the Redomiciliation was the same as the number of common shares of Nordic American Offshore (Marshall Islands) outstanding immediately prior to the Redomiciliation.

The rights of holders of the Company's common shares are now governed by its Bermuda Memorandum of Continuance and the Companies Act 1981 of Bermuda.  The Company is also required to adopt bye-laws that conform to Bermuda law, or the Bye-laws.  The adoption of the Bye-laws will require shareholder approval.  The Redomiciliation process is described in the prospectus that is part of the Company's registration statement on Form F-4 (Registration No. 333-211868), or the Form F-4, and a form of the Bye-laws that are to be approved at a shareholders' meeting are filed as Exhibit 3.4 to the Form F-4.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading "Item 3. Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 23, 2016, and the other documents which are incorporated by reference in this prospectus, before making an investment in our securities. Please see the section of this prospectus entitled "Where You Can Find Additional Information—Information Incorporated by Reference." In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.
We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.
We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, our equity incentive plan, or our Dividend Reinvestment and Direct Stock Purchase Plan, without shareholder approval, in a number of circumstances.
Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:
•	our existing shareholders' proportionate ownership interest in us may decrease;
•	the amount of cash available for dividends payable on our common shares may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of our common shares may decline.

You will not know the price of the common shares you are purchasing under the Dividend Reinvestment and Direct Stock Purchase Plan at the time you authorize the investment or elect to have your dividends reinvested.
The price of our common shares may fluctuate between the time you decide to purchase common shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.
Computershare Trust Company N.A., or the Plan Administrator, administers the Plan. If you instruct the Plan Administrator to sell common shares under the Plan, you will not be able to direct the time or price at which your common shares are sold. The price of our common shares may decline between the time you decide to sell common shares and the time of actual sale.
If you decide to withdraw from the Plan, the Plan Administrator will continue to hold your common shares unless you request a certificate for whole shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," "expect," "pending" and similar expressions identify forward-looking statements.
The forward-looking statements in this document are based upon various assumptions, including management's examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The factors discussed under the caption "Risk Factors" and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus could cause actual results to differ materially from those discussed in the forward-looking statements.

MARKET VALUE OF OUR COMMON SHARES

Since June 12, 2014, the primary trading market for our common shares has been the NYSE, on which our common shares are listed under the symbol "NAO."
The following table sets forth the high and low market prices for each of the periods indicated for our common shares as reported by the NYSE. You should carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading Item 9. "The Offer and Listing" in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

For the quarter ended:	HIGH	LOW
March 31, 2016	$5.50	$3.23
June 30, 2016	$5.69	$4.19

For the month:	HIGH	LOW
March 2016	$5.50	$4.28
April 2016	$5.69	$4.19
May 2016	$5.64	$4.33
June 2016	$5.61	$4.26
July 2016	$4.92	$4.05
August 2016	$4.58	$3.95
September 2016*	$4.19	$3.55
* Through and including September 26, 2016.

USE OF PROCEEDS

The net proceeds realized from sales of Plan Shares will be used for working capital and general corporate purposes. We do not know either the number of common shares that will be purchased under the Plan or the prices at which the common shares will be sold to participants.

CAPITALIZATION

Each prospectus supplement will include information on the Company's consolidated capitalization.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

RATIO OF EARNINGS TO FIXED CHARGES

 The following table sets forth our ratio of earnings to fixed charges for the six months ended June 30, 2016 and June 30, 2015 and for the period from October 17, 2013 (date of inception) to December 31, 2013 and for the fiscal years ended December 31, 2014 and December 31, 2015.(1)

	Six Months ended		Year ended		From Inception October 17, to
All amounts in USD '000	June 30, 2016	June 30, 2015	December 31, 2015	December 31, 2014	December 31, 2013
Earnings
Net (Loss) Income	(13,681)	(3,306)	(10,884)	6,931	(70)
Add: Fixed Charges	1,443	924	1,979	1,104	-
Less: Interest Capitalized	(81)	(88)	(184)	(60)	-
Total (Loss) Earnings	(12,329)	(2,470)	(9,049)	7,975	(70)
Fixed Charges
Interest Expensed and Capitalized	1,254	799	1,675	951	-
Amortization and Write-off of Capitalized Expenses Relating to Indebtedness	179	125	305	153	-

Total Fixed Charges	1,443	924	1,979	1,104	-

Ratio of Earnings to Fixed Charges (2)	-	-	-	7.23	-

Dollar Amount of the Coverage Deficiency	13,763	3,394	11,028	-	70

(1)	We have not issued any preferred shares as of the date of this prospectus.
(2)	Fixed charges consist of interest expensed and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness. For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expensed and any amortization and write-off of capitalized expenses relating to indebtedness.

PLAN OF DISTRIBUTION

Dividend Reinvestment and Direct Stock Purchase Plan

We may sell newly issued common shares under the Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan. A registered broker/dealer may assist in the identification of investors and provide other related services, but will not be acting as an underwriter with respect to our common shares sold under the Plan. You will pay the following fees on common shares purchased through the plan:

Investor Paid Purchase Fees

•	Initial enrollment (not charged to existing Shareholders)	$10.00 per item
•	ACH recurring or one time optional cash purchases	$2.50 per trade
•	Check optional cash purchases	$5.00 per trade
•	Quarterly Reinvestment fee per Account	5% of the value/$5.00 max
•	Per Share purchase fee (open market or original issue)	$0.05 per share

Investor Paid Sale Fees

•	Market and Limit order sales fee	$25.00 per trade
•	Batch order sales fee	$15.00 per trade
•	Representative processing fee	$15.00 per trade
•	Per Share sale fee (includes any commissions and SEC fees for open market transactions)	$0.12 per Share

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing shareholders and new investors who may be engaged in the securities business.

Persons who acquire our common shares through the Plan and resell them shortly after acquiring them, including for purposes of coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of our common shares so purchased. We may, however, accept optional cash investments and initial investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash investments and initial investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of our common shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices that are inconsistent with the purposes of the Plan.

DESCRIPTION OF THE PLAN

With this prospectus we are offering you the opportunity to participate in our Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan. The Plan allows our existing shareholders to increase their holdings of our common shares and gives new investors an opportunity to make an initial investment in our common shares.

THE PLAN
Description of the Plan
Who is eligible to participate in the Plan? New investors and existing shareholders of Nordic American Offshore Ltd. are eligible to participate in the Plan. If you own shares that are registered in someone else's name (for example, a bank, broker, or trustee) and you want to participate in the Plan, you may be able to arrange for that person to handle the reinvestment of dividends. If not, your shares should be withdrawn from "street name" or other form of registration and should be registered in your own name. Alternatively, your broker or bank may offer a program that allows you to participate in a plan without having to withdraw your shares from "street name."
What are the benefits of the Plan?
•
The Plan provides you with the opportunity to automatically reinvest cash dividends paid on all or a portion of your common shares (including common shares held in your Plan account) in additional common shares. In addition, at our discretion, purchases of shares directly from us may be made at a discount to the market price.

•
The Plan provides eligible shareholders and new investors with the opportunity each month to make optional cash payments or initial investments, respectively, to purchase additional common shares, subject to minimum and maximum purchase limits.

•
The purchase price for common shares purchased directly from us through reinvestment of dividends, optional cash payments and initial investments may be issued at a discount from the market price. We will periodically establish a discount rate ranging from 0% to 5%. We may adjust the discount at our discretion at any time.

•
You may purchase fractional common shares under the Plan, which means you may fully reinvest all cash dividends or fully invest any optional cash payments or initial investments. Dividends on fractional shares, as well as on whole shares, can also be reinvested in additional shares which will be credited to your Plan account.

•
You will receive a transaction advice confirming the details of each transaction that you make and, if you participate in the dividend reinvestment feature, you will receive a quarterly statement of your account.

What are the disadvantages of the Plan?
•
We will not pay you any interest on dividends, optional cash payments or initial investments held by the Administrator before the investment date. In addition, for optional cash payments or initial investments in excess of $10,000 that we approve, if the threshold price, if any, is not met on a waiver investment date, no investment will be made on that day and the corresponding portion of your optional cash payment will be returned to you without interest (unless, as described below, the pricing period extension feature applies).

•
The purchase price of shares that you purchase under the Plan will not be determined until the applicable investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.

•
If you decide to make optional cash payments or an initial investment in our common shares under the Plan, your payments or investment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.

•
We may adjust the discount from the market price of our common shares in our sole discretion at any time. The granting of a discount for one month or quarter, as applicable, will not ensure the availability of a discount or the same discount in future months or quarters, respectively.

•	If you request the Administrator to sell shares from your Plan account, the Administrator will deduct a service fee and processing fees from the proceeds of the sale.

How does a new investor participate in the Plan? If you are a new investor and would like to participate in the Plan, please read this prospectus before you invest. Once you have read this prospectus, you may enroll on-line through Investor Center at www.computershare.com/investor. Alternatively, you may complete an initial enrollment form and mail it to the Administrator. Please follow the instructions for authorizing an initial investment and indicate whether you want to participate in the dividend reinvestment portion of the Plan.
New investors can participate in the Plan by making an initial investment in our common shares of not less than $250 up to a maximum of $10,000, unless a request for waiver has been granted (in which case the initial investment may exceed $10,000). If you are a new investor, you may make an initial investment by:
•	Authorizing an electronic debit of at least $250 but not more than $10,000 from your U.S. bank account. This alternative is available to on-line investors only; or

•	Mailing a check for at least $250 but not more than $10,000 to the Administrator along with your initial enrollment form. Please make the check payable to Nordic American Offshore Ltd/Computershare.
The purchase price for shares purchased with an initial investment of not less than $250 up to a maximum of $10,000 will be equal to the market price less a discount ranging from 0% to 5%. However, no discount will be available for shares acquired in the open market. We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date. See "Purchases and Pricing of Shares" for a description of how the market price is determined. We will not issue shares at a price that is less than 95% of the average high and low sales prices of our common shares on the investment date. If you request a waiver and we approve it, your initial investment may exceed $10,000. See "Optional Cash Payments and Initial Investments in Excess of $10,000 – Request for Waiver" and "Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver" for more information.
How does an existing shareholder participate in the Plan? Enrollment is available on-line through Investor Center at www.computershare.com/investor. Alternatively, you may enroll by completing an enrollment form and mailing it to the Administrator. Your participation will begin promptly after your Plan enrollment is received. Once you enroll, your participation continues automatically for as long as you wish to participate in the Plan.
You may change your dividend reinvestment election at any time on-line through Investor Center or by notifying the Administrator in writing. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend.
You may, of course, choose not to reinvest any of your dividends, in which case the Administrator will remit any dividends to you by check or automatic deposit to a U.S. bank account that you designate.
As an existing shareholder, what are my investment options under the Plan? Once enrolled in the Plan, you may elect to:
•	Reinvest all or a portion of your dividends in additional common shares; and/or

•
Make optional cash payments of not less than $50 up to a maximum of $10,000 per month unless a request for waiver has been granted (in which case your optional cash payments may exceed $10,000 for the month in which the waiver is granted), regardless of whether dividends are being reinvested. The $50 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $250.

The purchase price for shares purchased with reinvested dividends and optional cash payments up to $10,000 per month will be equal to the market price less a discount ranging from 0% to 5%. This discount applies to reinvested dividends and optional cash payments. However, no discount will be available for shares acquired in the open market. We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date. See "Purchases and Pricing of Shares" for a description of how the market price is determined. You may make optional cash payments in excess of $10,000 in any month only if we grant your request for waiver. If a request for waiver is approved, we may offer discounts ranging from 0% to 5%. See "Optional Cash Payments and Initial Investments in Excess of $10,000 – Request for Waiver" and "Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver" for more information.

How do I make an optional cash payment under the Plan? If you already own our common shares, are enrolled in the Plan and want to make optional cash payments, you can authorize an individual automatic deduction from your U.S. bank account through Investor Center or send a check (in U.S. dollars and drawn on a U.S. bank) to the Administrator for each optional cash payment. If you choose to submit a check, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. If you are not in the U.S., contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. The Administrator will not accept cash, traveler's checks, money orders or third-party checks. If you wish to make regular monthly optional cash payments, you may authorize automatic monthly deductions from your bank account. Optional cash payments may not be less than $50, and the total of all optional cash payments may not exceed $10,000 in any month, unless a request for waiver has been granted (in which case your optional cash payments may exceed $10,000 for the month in which the waiver is granted).
Who is the administrator of the Plan? Computershare Trust Company, N.A. (the "Administrator") administers the Plan. Certain administrative support will be provided to the Administrator by its designated affiliates. If you have questions regarding the Plan, please write to the Administrator at the following address: Computershare Trust Company, N.A., P.O. Box 30170, College Station, TX 77842-3170, or call the Administrator at 1-800-662-7232 (if you are inside the United States or Canada) or 1-201-680-6578 (if you are outside the United States or Canada). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m., Eastern Standard Time, Monday through Friday (except holidays). In addition, you may visit the Computershare website at www.computershare.com/investor. At this website, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account via Investor Center. See "Administration" for more information regarding Investor Center and the administration of the Plan.
When are funds invested under the Plan? The investment date for initial investments and optional cash payments will be the 30th day of the month, or the next succeeding business day if the 30th falls on a weekend or holiday. The investment date for reinvested cash dividends will be the dividend payment date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.
How do I make optional cash payments or an initial investment in excess of the maximum monthly amount? If you wish to make optional cash payments in excess of $10,000 in any month or an initial investment in excess of $10,000, see "Optional Cash Payments and Initial Investments in Excess of $10,000 – Request for Waiver" and "Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver" for more information.
Who pays the service fees, processing fees and other expenses? You will pay the following fees on common shares purchased through the plan:
Investor Paid Purchase Fees

•	Initial enrollment (not charged to existing Shareholders)	$10.00 per item
•	ACH recurring or one time optional cash purchases	$2.50 per trade
•	Check optional cash purchases	$5.00 per trade
•	Quarterly Reinvestment fee per Account	5% of the value/$5.00 max
•	Per Share purchase fee (open market or original issue)	$0.05 per share

Investor Paid Sale Fees

•	Market and Limit order sales fee	$25.00 per trade
•	Batch order sales fee	$15.00 per trade
•	Representative processing fee	$15.00 per trade
•	Per Share sale fee (includes any commissions and SEC fees for open market transactions)	$0.12 per Share

Purpose
The purpose of the Plan is to provide a convenient and economical way for our shareholders to invest all or a portion of their cash dividends in additional common shares. The Plan also allows our shareholders and new investors to purchase additional common shares.

Eligibility of New Investors
If you are a new investor, you can participate in the Plan by making an initial investment in our common shares of not less than $250 up to a maximum of $10,000. You may make an initial investment in excess of $10,000 only if we grant your request for waiver. New investors may join the Plan by completing an initial enrollment form and delivering it, along with an initial investment, to the Administrator. Alternatively, you may enroll in the Plan on-line through Investor Center at www.computershare.com/investor. See "How does a new investor participate in the Plan?" for more information on how to make an initial investment through Investor Center.
Eligibility of Existing Shareholders
If you are a current holder of record of our common shares, you may participate in the Plan by completing an enrollment form and delivering it to the Administrator. Alternatively, you may enroll in the Plan on-line through Investor Center at www.computershare.com/investor. See "How do I make an optional cash payment under the Plan?" for more information on how to make an optional cash payment through Investor Center.
If you own shares that are registered in someone else's name (for example, a bank, broker, or trustee) and you want to participate in the Plan, you may be able to arrange for that person to handle the reinvestment of dividends. If not, your shares should be withdrawn from "street name" or other form of registration and should be registered in your own name. Alternatively, your broker or bank may offer a program that allows you to participate in a plan without having to withdraw your shares from "street name."
If you are already a participant in the Plan, you need not take any further action in order to maintain your present participation.
Administration
Computershare Trust Company, N.A. (the "Administrator") administers the Plan. Certain administrative support will be provided to the Administrator by its designated affiliates.
You can enroll in the Plan, obtain information, and perform certain transactions on your Plan account on-line via Investor Center.
To access Investor Center please visit the Computershare website at:
www.computershare.com/investor
You can contact stockholder customer service toll-free within the United States and Canada at:
1-800-662-7232
If you are calling from outside the United States or Canada, please contact stockholder customer service at:
1-201-680-6578
An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).
You may write to the Administrator at the following address:
Computershare Trust Company, N.A.
P.O. Box 30170
 College Station, TX 77842-3170
Please include a reference to Nordic American Offshore Ltd. in all correspondence.
Purchases and Pricing of Shares
When purchasing shares in the open market or through privately negotiated transactions the Administrator may combine a participant's funds with funds of other participants and generally will batch purchase types (reinvested dividends, initial investments and optional cash payments) for separate execution by its broker. At the Administrator's discretion these batches may be combined and executed by its broker. The Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, the Administrator's broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the common shares purchased for each participant's account, whether purchased with funds contributed, dividends or both, shall be the weighted average price of the specific batch for such shares purchased by the Administrator's broker on that investment date. No discount will be available for shares acquired in the open market.

With respect to reinvested dividends, initial investments up to $10,000 and optional cash payments up to $10,000, the market price for purchases of shares directly from us will be equal to the average of the daily closing prices of our shares, as quoted by the New York Stock Exchange Composite Transaction list as quoted by Bloomberg, L.P., for a period of 10 trading days immediately preceding the investment date. However, we will not issue shares at a price that is less than 95% of the average of the high and low sales prices of our common shares on the investment date.
•
The purchase price for shares purchased with reinvested dividends, initial investments up to $10,000 and optional cash payments up to $10,000 per month will be the market price less a discount ranging from 0% to 5%. However, no discount will be available for shares acquired in the open market. We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date.

•
If a request for waiver is approved, the purchase price for shares purchased with optional cash payments in excess of $10,000 for any month or an initial investment in excess of $10,000 will be determined as provided in "Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver."

For reinvested cash dividends, the investment date will be the dividend payment date for the quarter. The investment date for initial investments and optional cash payments will be the 30th day of the month, or the next succeeding business day if the 30th falls on a weekend or holiday. Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested by you divided by the applicable purchase price per share.
Participation
Any eligible shareholder and new investor may join the Plan by completing an enrollment form and returning it to the Administrator at the following address: Computershare Trust Company, N.A., P.O. Box 30170, College Station, TX 77842-3170. If you are an eligible shareholder, you may submit an initial optional cash payment of between $50 and $10,000 with your completed enrollment form. If you are a new investor, you must submit an initial investment of between $250 and $10,000 with your completed initial enrollment form. Alternatively, you may enroll on-line at www.computershare.com/investor. You may make an initial optional cash payment or an initial investment in excess of $10,000 only if we grant your request for waiver.
If the Administrator receives your enrollment form on or before the record date for the payment of the next dividend, that dividend will be invested in additional common shares for your Plan account. If the enrollment form is received in the period after any dividend record date, that dividend will be paid by check or automatic deposit to a U.S. bank account that you designate and your initial dividend reinvestment will commence with the following dividend.
Once enrolled in the Plan, you can meet your individual objectives by choosing among the following categories or combinations of investments:
•	You may reinvest all or a portion of the cash dividends paid on your common shares in additional common shares.
•
You may invest by making optional cash payments of not less than $50 up to a maximum of $10,000 per month unless a request for waiver has been granted (in which case your optional cash payments may exceed $10,000 for the month in which the waiver is granted), regardless of whether dividends are being reinvested.

The $50 minimum described above applies only to optional cash payments by Plan participants. New investors must make an initial investment of not less than $250.
By enrolling in the Plan, you direct the Administrator to apply dividends and any optional cash payments you might make as a participant to the purchase of additional common shares in accordance with the Plan's terms and conditions. Unless otherwise instructed, the Administrator will automatically reinvest all dividends declared on shares held under the Plan. If you do not want the dividends paid on your shares to be reinvested, you must provide notice to the Administrator. See "Administration" for information on how to contact the Administrator. To be effective for a particular dividend payment, the Administrator must receive such notice on or before the record date for that dividend. If the notice is received after the record date, dividends paid on shares held in your account will be reinvested and credited to your account. Your request will then be processed as soon as practicable after the dividends are reinvested.

Optional cash payments and initial investments can be delivered to the Administrator in the form of a check made payable to Nordic American Offshore Ltd/Computershare, or by authorizing electronic transfers from your U.S. bank account by accessing your Plan account on-line through Investor Center at www.computershare.com/investor. If you send a check, please complete the transaction stub attached to your Plan statement and then mail it with your payment to the address specified on the Plan statement. A $35.00 fee will be assessed for a check or electronic debit that is returned for insufficient funds.
The Administrator must receive the optional cash payment of an existing shareholder at least one business day prior to the investment date.
Cost
You will pay the following fees on common shares purchased through the plan:
Investor Paid Purchase Fees
•	Initial enrollment (not charged to existing Shareholders)	$10.00 per item
•	ACH recurring or one time optional cash purchases	$2.50 per trade
•	Check optional cash purchases	$5.00 per trade
•	Quarterly Reinvestment fee per Account	5% of the value/$5.00 max
•	Per Share purchase fee (open market or original issue)	$0.05 per share

Investor Paid Sale Fees

•	Market and Limit order sales fee	$25.00 per trade
•	Batch order sales fee	$15.00 per trade
•	Representative processing fee	$15.00 per trade
•	Per Share sale fee (includes any commissions and SEC fees for open market transactions)	$0.12 per Share

Date for Investment of Funds under the Plan
For reinvested cash dividends, the investment date will be the dividend payment date for the quarter. The investment date for initial investments and optional cash payments will be the 30th day of the month, or the next succeeding business day if the 30th falls on a weekend or holiday. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.
Discounts
The discount on shares purchased with reinvested dividends, initial investments up to $10,000 and optional cash payments up to $10,000 per month will range from 0% to 5%. However, no discount will be available for shares acquired in the open market. We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date.
The discount, if any, on shares purchased pursuant to a request for waiver is described in "Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver."
Initial Investments by New Investors
New investors can participate in the Plan by making an initial investment in our common shares of not less than $250 up to a maximum of $10,000, unless a request for waiver has been granted (in which case the initial investment may exceed $10,000). An initial investment by a new investor may be made by enclosing a check with the initial enrollment form. Checks should be made payable to Nordic American Offshore Ltd/Computershare. Alternatively, new investors may enroll on-line at www.computershare.com/investor.
The Administrator must receive your payment at least one business day prior to the investment date. Funds received after the investment date will be held for investment in the following month. If you deliver an initial investment to the Administrator, but decide that you do not want to make the initial investment, you must deliver a written request for a refund to the Administrator. See "Administration" for information on how to contact the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

Optional Cash Payments by Existing Shareholders
Every month, you may purchase additional shares through optional cash payments, regardless of whether dividends are being reinvested. Optional cash payments may not be less than $50, and the total of all optional cash payments submitted by an individual shareholder may not exceed $10,000 in any month, unless a request for waiver has been granted (in which case the optional cash payments may exceed $10,000 for the month in which the waiver is granted). The $50 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $250. There is no obligation either to make an optional cash payment in any month or to invest the same amount of cash in each month.
If you already own our common shares, are enrolled in the Plan and want to make optional cash payments, you can authorize an individual automatic deduction from your designated U.S. bank account through Investor Center or send a check to the Administrator for each optional cash payment. If you choose to submit a check, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. If you wish to make regular monthly optional cash payments, you may authorize automatic monthly deductions from your designated U.S. bank account on-line at www.computershare.com/investor or by completing a Direct Debit Authorization Form and mailing it to the Administrator. This feature enables you to make ongoing investments in common shares without writing a check. Funds will be deducted from your bank account on the 15th day of each month or, if the 15th is not a business day, the next business day.
Optional cash payments must be sent so that the Administrator receives the payment at least one business day prior to the investment date. Funds received after the investment date will be held for investment in the following month. If you deliver an optional cash payment to the Administrator, but decide that you do not want to make the optional cash payment, you must deliver a written request for a refund to the Administrator. See "Administration" for information on how to contact the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.
In the event that any check or other deposit is returned unpaid for any reason or your pre-designated U.S. bank account does not have sufficient funds for an automatic withdrawal, the Administrator will consider the request for investment of that purchase null and void. The Administrator will immediately remove from your Plan account any common shares already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those common shares are insufficient to satisfy the balance of the uncollected amounts, the Administrator may sell additional shares from your Plan account as necessary to satisfy the uncollected balance. There is a $35.00 charge for any check, electronic fund transfer or other deposit that is returned unpaid by your bank. This fee will be collected by the Administrator through the sale of the number of common shares from your Plan account necessary to satisfy the fee. You will be responsible for customary fees incurred in connection with any such sale.
Use of Multiple Accounts
If you set up multiple accounts using variations of the same name, bearing the same social security number or tax identification number, do anything else, regardless of the form, for the purpose of evading the $10,000 limitation on initial investments and monthly optional cash payments, you will be considered a single participant for purposes of the $10,000 limitation. If you have some common shares registered in your name and other shares registered under a nominee's or broker's street name, or in the name of a corporation, trust, co-tenancy, partnership or other entity of which you are an "affiliate," you and all of your affiliates may only invest a total of $10,000 per month under the Plan. For purposes of this Plan, "affiliate" is defined in the same manner as in Rule 405 of the Securities Act of 1933 and includes any person or persons controlling, controlled by or under common control with you. Separate custodial or trust accounts for separate beneficiaries will, however, be entitled to invest up to $10,000 per account each month. Purchases made for an account of a participant in a plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, will not be included in this $10,000 limitation.
Optional Cash Payments and Initial Investments in Excess of $10,000 – Request for Waiver
Request for Waiver. If you want to make optional cash payments in excess of $10,000 in any month or an initial investment in excess of $10,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting us at drip@naoffshore.com.

We have the sole discretion whether to approve any request to make an optional cash payment or initial investment in excess of the maximum amount and to set the terms of any such optional cash payment or initial investment. If we approve your request for waiver, we will notify you promptly. In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:
•	Whether the Plan is then acquiring shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;
•	Our need for additional funds;
•	The attractiveness of obtaining additional funds through the sale of common shares as compared to other sources of funds;
•	The purchase price likely to apply to any sale of common shares;
•	The shareholder submitting the request;
•	The extent and nature of the shareholder's prior participation in the Plan;
•	The number of common shares held of record by the shareholder; and
•	The aggregate number of optional cash payments and initial investments in excess of $10,000 for which requests for waiver have been submitted by all existing shareholders and new investors.

If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. The Plan does not provide for a predetermined maximum amount that an existing shareholder or new investor may invest or a maximum number of shares that may be purchased pursuant to a request for waiver.
Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver
Purchase Price. If we approve your request for waiver, the shares will be purchased directly from us and we may offer you a waiver discount ranging from 0% to 5%. If we grant the request for waiver, there will be a pricing period, which generally will consist of one to 10 separate days during which our common shares are quoted on the NYSE. Each of these separate dates will be a "waiver investment date," and an equal proportion of your optional cash payment or initial investment, as applicable, will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular waiver investment date will be equal to the consolidated volume weighted average price (subject to change as provided below), across all exchanges, rounded to four decimal places, of our common shares as quoted on Bloomberg, L.P., for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Standard Time, up to and including the closing print, for that waiver investment date, less the waiver discount, if any, but in no event will the purchase price be less than 95% of the average high and low sales prices of our common shares on any waiver investment date. This means that if the consolidated volume weighted average price, across all exchanges, rounded to four decimal places, of our common shares as quoted on Bloomberg, L.P., for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Standard Time, up to and including the closing print, on a waiver investment date (for trading days in which the threshold price, as described below, is satisfied) is less than 95% of the average high and low sales prices on such waiver investment date, the purchase price per share on the waiver investment date will be increased so that it is equal to 95% of the average high and low sales prices on such waiver investment date. The Administrator must receive good funds for the entire investment amount on or before the first business day before the pricing period to purchase common shares pursuant to a request for waiver during the applicable pricing period. Funds received after this date will be returned to you.
Threshold Price. For any pricing period, we may establish a minimum purchase price per share, referred to as the "threshold price," applicable to optional cash payments and initial investments made pursuant to a request for waiver. At least one business day prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount. We will notify the Administrator as to the amount of the threshold price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.
If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the consolidated volume weighted average price for each trading day of such pricing period (not adjusted for a waiver discount, if any) must equal or exceed. Except as provided below, we will exclude from the pricing period any trading day that the consolidated volume weighted average price is less than the threshold price. We will also exclude from the pricing period and from the determination of the purchase price any trading day in which no trades of common shares are made on the NYSE. Thus, for example, for a 10-day pricing period, if the threshold price is not satisfied or no trades of our common shares are reported for two of the 10 trading days in the pricing period, then we will return 20% of the funds you submitted in connection with your request for waiver unless we have activated the pricing period extension feature for the pricing period (as described below).

Pricing Period Extension Feature. We may elect to activate for any particular pricing period the pricing period extension feature. This feature allows the initial pricing period to be extended by the number of days that the threshold price is not satisfied, or on which no common shares  are quoted on the NYSE, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common shares were not quoted on the NYSE. For example, if the determined pricing period is 10 days, and the threshold price is not satisfied for three out of those 10 days in the initial pricing period, and we had previously announced at the time of the request for waiver acceptance that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become waiver investment dates in lieu of the three days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds you submitted in connection with your request for waiver will be invested.
Return of Unsubscribed Funds. We will return a portion of any funds you submitted in connection with your request for waiver for each trading day of a pricing period or extended pricing period, if applicable, for which the threshold price is not met or for each day in which no common shares  are quoted on the NYSE, which we refer to as "unsubscribed funds." Any unsubscribed funds will be returned within five business days after the last day of the pricing period, or if applicable, the extended pricing period, without interest. The amount returned will be based on the number of days during which the threshold price was not satisfied (as compared to the number of days in the pricing period or extended pricing period). For example, the returned amount in a 10-day pricing period will equal one-tenth (1/10) of the total amount of such optional cash payment or initial investment (not just the amount in excess of $10,000) for each trading day that the threshold price is not satisfied or in which no trades of our common shares are quoted on the NYSE.
The establishment of the threshold price and the possible return of a portion of an optional cash payment or initial investment applies only to optional cash payments and initial investments made pursuant to a request for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Administrator is required to provide you with any written notice as to the threshold price for any pricing period. You may contact us at drip@naoffshore.com to find out if a threshold price has been fixed or waived for any given pricing period.
Waiver Discount. For each pricing period, we may establish a waiver discount from the market price applicable to optional cash payments and initial investments made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common shares as compared to other sources of funds and current and projected capital needs. You may obtain information regarding the maximum waiver discount, if any, by contacting us at drip@naoffshore.com. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash payments and initial investments in excess of $10,000. The waiver discount will apply to the entire optional cash payment or initial investment made pursuant to a waiver and not just the portion in excess of $10,000. The discount applicable to reinvested dividends, initial investments up to $10,000 and optional cash payments up to $10,000 per month will not apply to initial investments and optional cash payments made pursuant to a request for waiver.
Number of Shares to be Purchased for the Participant
The number of shares, including fractional shares, purchased under the Plan will depend on the amount of your cash dividend, the amount of your optional cash payments, the amount of your initial investment, and the price of the shares determined as provided above. Shares purchased under the Plan, including fractional shares, will be credited to your account. Both whole and fractional shares will be purchased. Fractional shares will be computed to four decimal places.
This prospectus relates to 1,500,000 common shares registered for sale under the Plan. We cannot assure you there will be enough shares to meet the requirements under the Plan. If we do not have a sufficient number of registered shares to meet the Plan requirements during any month, the portion of any reinvested dividends, optional cash payments, and initial investments received by the Administrator but not invested in our shares under the Plan will be returned to participants without interest.

Source of Shares Purchased Under the Plan
Shares purchased under the Plan will normally come from our authorized but unissued common shares held by us as treasury shares. However, we reserve the right to instruct the Administrator to purchase shares for you in the open market, rather than issue new shares or shares from treasury. Such market purchases may be made on any securities exchange where common shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery, and otherwise as the Administrator may determine. Neither we nor you will have any authority to direct the date, time, or price at which shares may be purchased by the Administrator or the selection of the broker or dealer through or from whom purchases are to be made. You will pay no service fees, processing  fees or other charges on purchases under the Plan whether shares are newly issued, issued from treasury or purchased in the open market.
Method for Changing Dividend Reinvestment Election
You may change your dividend reinvestment election at any time on-line through Investor Center, by calling the Administrator at 1-800-662-7232 or by notifying the Administrator in writing. See "Administration" for information on how to contact the Administrator. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend .
Withdrawal by Participant
You may discontinue the reinvestment of your dividends at any time by providing written or telephonic notice to the Administrator. Alternatively, you may change your dividend election on-line through Investor Center at www.computershare.com/investor. See "Administration" for information on how to contact the Administrator. If the Administrator receives your notice of withdrawal near a record date for the payment of the next dividend, the Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them. If such dividends are reinvested, the Administrator will process the withdrawal as soon as practicable, but in no event later than five business days after the reinvestment is completed. The Administrator will continue to hold your  shares in book entry form, unless you request a share certificate to be issued or have your shares sold. If you request a certificate, the Administrator will send to you a certificate for the whole shares and a check for any fractional share of common shares in your Plan account, less a service fee of $15.00 and any per share processing fees.   Issuance of certificates may be subject to an additional fee. Please contact the Plan Administrator to determine if there is a certificate issuance fee. Alternatively, at your request, the Administrator will sell all or a portion of such shares and remit to you the proceeds less any applicable fees. See "Sale of Shares" for your available options in selling shares.
Upon withdrawal, you may elect to stop the investment of any initial investment or optional cash payment by delivering a written request for a refund to the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date.
Generally, an eligible shareholder or new investor may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.
Sale of Shares
You may request that the Administrator sell your shares as described below. You should be aware that the price of our common shares may rise or fall during the period between a request for sale, its receipt by the Administrator, and the ultimate sale on the open market.  Instructions for a market order or a batch sale are binding and may not be rescinded.
Market Order
A market order is a request to sell common shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor, through Investor Center, or by calling the Administrator directly at 1-800-662-7232. Market order sale requests received at www.computershare.com/investor, through Investor Center, or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Standard Time). Any orders received outside of market hours will be submitted to the Administrator's broker on the next day the market is open. Sales proceeds will equal the market price of the sale obtained by the Administrator's broker, net of taxes and fees. The Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Administrator directly at 1-800-662-7232. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. The price shall be the market price of the sale obtained by the Administrator's broker, less a service fee of $25.00 and a processing fee of $0.12 per share sold.

Batch Order
A batch order is an accumulation of all sale requests for common shares submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales, unless such requests specify otherwise. Batch order sales may only be requested in writing. In every case of a batch order sale, the price shall be the weighted average sale price obtained by the Administrator's broker, less a service fee of $15.00 and a processing fee of $0.12 per share sold.
Day Limit Order
A day limit order is an order to sell common shares when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after market hours, the next day the market is open). Depending on the number of common shares being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator's broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Administrator directly at 1-800-662-7232. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.
Good-Til-Cancelled ("GTC") Limit Order
A GTC limit order is an order to sell common shares when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator's broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Administrator directly at 1-800-662-7232. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.
General
All per share processing fees described in "Sale of Shares" include any brokerage commissions the Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share processing fee.   All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. Fees are deducted from the proceeds derived from the sale. The Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Administrator to determine if there are any limitations applicable to your particular sale request.
The Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the program are sold (except for prices specified for day limit orders or GTC limit orders), and no one, other than the Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.
If you elect to sell shares online at www.computershare.com/investor through the Investor Center, you may utilize the Plan Administrator's international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the time consuming and costly "collection" process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.
Alternatively, you may choose to sell common shares in your Plan account through a broker of your choice, in which case you should contact your broker about transferring shares from your Plan account to your brokerage account.
Share Certificates and Safekeeping
Common shares that you acquire under the Plan will be maintained in your Plan account in non-certificated form for safekeeping. Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

If you own common shares in certificated form, you may deposit your certificates for those shares with the Administrator, free of charge. Certificates should be delivered to the Administrator at 211 Quality Circle, Suite 210, College Station, TX 77845  by United States Post Office registered insured mail, a national courier service or other receipted delivery service.
Reports to Participants
The Administrator will send a transaction advice confirming the details of each transaction that you make. When you participate in the dividend reinvestment feature, you will receive a quarterly statement of your account. The statement will also include specific cost basis information in accordance with applicable law.
Please retain all account statements for your records. The statements contain important tax and other information.
Responsibilities Under the Plan
We, the Administrator and any agent will not be liable in administering the Plan for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon that participant's death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of its actions or inactions in connection with the administration of the Plan.
You should recognize that neither we, the Administrator, nor any agent can assure you of a profit or protect you against a loss on shares purchased under the Plan.
Interpretation and Regulation of the Plan
We reserve the right to interpret and regulate the Plan.
Suspension, Modification or Termination of the Plan
We reserve the right to suspend, modify or terminate the Plan at any time. Participants will be notified of any suspension, modification or termination of the Plan. If the Plan is suspended or terminated, the Administrator will continue to hold your whole shares in book entry form, unless you request a share certificate to be issued or have your shares sold. If you request a certificate, the Administrator will send to you a certificate for the whole shares and a check for any fractional share of common shares in your Plan account, less a service fee of $15.00 and any per share processing fees.  Issuance of certificates may be subject to an additional fee. Please contact the Administrator to determine if there is a certificate issuance fee. Alternatively, at your request, the Administrator will sell all or a portion of such shares and remit to you the proceeds less any applicable fees. See "Sale of Shares" for your available options in selling shares.
The Administrator also may terminate your Plan account if you do not own at least one whole share. In the event that your program account is terminated for this reason, a check for the cash value of the fractional share based upon the then-current market price, less a service fee of $15.00 and any per share processing fees, will be sent to you and your account will be closed.
Miscellaneous
Effect of Share Dividend, Share Split or Rights Offering. Any shares we distribute as a share dividend on shares (including fractional shares) credited to your account under the Plan, or upon any split of such shares, will be credited to your account. Share dividends or splits distributed on all other shares held by you and registered in your own name will be mailed directly to you.
In a rights offering, rights applicable to shares credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares on the next investment date. If you want to exercise, transfer or sell any portion of the rights applicable to the shares credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that shares credited to your account be transferred from your account and registered in your name.
Effect of Transfer of All Shares in Participant's Name. If you dispose of all the common shares registered in your name, but do not give notice of withdrawal to the Administrator, the Administrator will continue to reinvest the cash dividends on any shares held in your account under the Plan until the Administrator is otherwise notified. See "Withdrawal by Participant" for more information on how to withdraw from the Plan.

Voting of Participant's Shares Held Under the Plan. The shares credited to your account under the Plan will be voted in accordance with your instructions. If you are a participant in the Plan and are not a holder of record of shares in your own name, you will be furnished with a form of proxy covering the shares credited to your account under the Plan. If you are a participant in the Plan and are the holder of record of shares in your own name, your proxy will be deemed to include shares, if any, credited to your account under the Plan and the shares held under the Plan will be voted in the same manner as the shares registered in your own name. If a proxy is not returned, none of your shares will be voted unless you vote in person. If you want to vote in person at a meeting of shareholders, a proxy for shares credited to your account under the Plan may be obtained upon written request received by the Administrator at least 15 days before the meeting.
Pledging of Participant's Shares Held Under the Plan. You may not pledge any shares that you hold in your Plan account. Any pledge of shares in a Plan account is null and void. If you wish to pledge shares, you must first withdraw those shares from the Plan and request the Administrator to send you certificates for those shares.
Limitation of Liability
The Plan provides that neither we nor the Administrator, nor any independent agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:
•	The failure to terminate your Plan account upon your death prior to receiving written notice of your death; or
•	The purchase or sale prices (except for prices specified for day limit orders or GTC limit orders) reflected in your Plan account or the dates of purchases or sales of shares under the Plan; or
•	Any loss or fluctuation in the market value of our shares after the purchase or sale of shares under the Plan.
The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

DESCRIPTION OF SHARE CAPITAL
 The following description of Nordic American Offshore (Bermuda) reflects our share capital following the Redomiciliation as it will exist upon  adoption of the Bye-laws, in compliance with the Companies Act and governed by Bermuda law.  The description is a summary.  We urge you to read the forms of the memorandum of continuance, which is incorporated by reference into this prospectus, and the Bye-laws of Nordic American Offshore (Bermuda) which is filed as Exhibit 3.4 to our registration statement on Form F-4 (333-211868).
Objects and Powers

As stated in our memorandum of continuance, the objects of the Company are unrestricted and it has the capacity, rights, powers and privileges of a natural person. The Bye-laws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capital Shares
Under our memorandum of continuance, our authorized share capital consists of 200,000,000 common shares having a par value of $0.01 per share, of which 20,686,847 shares are issued and outstanding as of the date of this prospectus, and 50,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding. As of the date of this prospectus, we also hold 2,744,523 treasury shares. Our common shares are listed on the NYSE under the symbol "NAO."
Share History
On October 17, 2013, we issued 500 common shares to NAT in connection with our initial capitalization.
In November 2013, we issued 16,666,666 common shares, par value $0.01 per share, at $15.00 per share, in a private placement, or the Private Placement, which were exempt from registration under the Securities Act of 1933, as amended, or the Securities Act. These common shares were initially sold in offshore transactions to non-U.S. persons pursuant to Regulation S under the Securities Act and in the United States to "qualified institutional buyers" as defined in, and in reliance on, Rule 144A of the Securities Act. At the close of the Private Placement, we repurchased and canceled the 500 shares issued in connection with our initial capitalization. The shares issued in connection with the Private Placement were listed on the Norwegian Over the Counter ("OTC") Market on November 27, 2013, under the symbol "NAO."
In June 2014, we completed our initial public offering, or IPO, of 6,764,704 common shares, including the full exercise of the underwriters' option to purchase 882,352 additional common shares, at $16.00 per share and our common shares commenced trading on the NYSE under the symbol "NAO."  The net proceeds we received in the IPO were used to fund the acquisition of vessels.
In July 2014, we completed our offer to exchange the unregistered common shares that were previously issued in the Private Placement (other than the common shares owned by affiliates of us) for common shares that were registered under the Securities Act, which we refer to as the Exchange Offer. Upon completion of the Exchange Offer, holders of 11,478,478 unregistered common shares validly tendered their shares in exchange for such registered common shares, representing a participation rate of 93.5%. We are currently only listed on the NYSE.
As of the date of this prospectus, the Company has repurchased an aggregate of 2,744,523 of its issued and outstanding common shares under its share repurchase program. The repurchased shares are being held as treasury shares.
Common Shares
Each outstanding common share of the Company entitles the holder to one vote on all matters submitted to a vote of shareholders.  Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for payment of dividends.  Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution.  Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe for any of our securities.  The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.
Preferred Shares
The Bye-laws authorize our Board of Directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
•	the designation of the series;
•	the number of shares of the series;
•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.

Warrants
As part of the Private Placement, we issued to NAT a warrant exercisable for up to 833,333 of our common shares with an exercise price of $15.00 per common share.  The warrant expired on December 31, 2015.
Directors
Our directors are elected by a simple majority of the votes cast by shareholders entitled to vote.  There is no provision for cumulative voting.
The Bye-laws require our Board of Directors to consist of at least one member.  Our Board of Directors currently consists of five members.  The Bye-laws may be amended by a simple majority of the votes cast by shareholders entitled to vote.
Directors are elected annually on a staggered basis, and each shall serve for a three year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office.  Our Board of Directors has the authority to fix the amounts which shall be payable to the members of the Board of Directors for attendance at any meeting or for services rendered to us.
Shareholder meetings
Under the Bye-laws, annual general meetings of the Company will be held at a time and place selected by our Board of Directors and special general meetings may be called at any time by our Board of Directors, provided that at least 5 days' notice is given of a meeting (other than an adjourned meeting), as required by the Companies Act, unless shorter notice is agreed by all shareholders entitled to attend and vote at an annual general meeting or by those shareholders holding not less than 95% of the nominal value of the shares giving a right to attend and vote at a special general meeting. The meetings may be held in or outside of Bermuda. Our Board of Directors may fix any date as the record date for the purpose of identifying the persons entitled to receive notices of any general meeting. Any such record date may be on or at any time before or after any date on which such notice is dispatched. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.
Dissenters' rights of appraisal and payment
Under the Companies Act, our shareholders have the right to dissent from various corporate actions, including any amalgamation, merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares.  In the event of any amendment of the Bye-laws, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares.  The dissenting shareholder must follow the procedures set forth in the Companies Act to receive payment.  In the event that we and any dissenting shareholder fail to agree on a price for the common shares, the Companies Act procedures involve, among other things, the institution of proceedings in the high court of Bermuda or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.
Shareholders' derivative actions
Under the Companies Act, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Limitations on liability and indemnification of officers and directors
The Companies Act authorizes companies to limit or eliminate the personal liability of directors and officers to companies and their shareholders for monetary damages for breaches of directors' fiduciary duties.  The Bye-laws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
The limitation of liability and indemnification provisions in the Bye-laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders.  In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover effect of certain provisions of the Bye-laws
Several provisions of the Bye-laws, which are summarized below, may have anti-takeover effects.  These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us.  However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the amalgamation, merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Blank check preferred shares
Under the terms of the Bye-laws, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 50,000,000 blank check preferred shares.  Our Board of Directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management and might harm the market price of our common shares.  We have no current plans to issue any preferred shares.
Election and removal of directors
The Bye-laws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors.  The Bye-laws also provide that our directors may be removed for cause upon the affirmative vote of the holders of not less than two-thirds of our issued and outstanding shares entitled to vote for those directors.  These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Limited actions by shareholders
The Bye-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special general meeting of the Company or by a unanimous written resolution of our shareholders.  The Bye-laws provide that, save for the ability of shareholders holding not less than 10% of the paid-up capital of the Company carrying the right of voting at general meetings of the Company to requisition the Board of Directors to convene a special general meeting, as set out in the Companies Act, only our Board of Directors may call special general meetings of the Company and the business transacted at the special general meeting is limited to the purposes stated in the notice.  Accordingly, save in the circumstances described above, a shareholder will be prevented from calling a special general meeting for shareholder consideration of a proposal unless scheduled by our Board and shareholder consideration of a proposal may be delayed until the next annual general meeting of the Company.
Advance notice requirements for shareholder proposals and director nominations
The Bye-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual general meeting of the Company must provide timely notice of their proposal in writing to the corporate secretary.  Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual general meeting of the Company.  The Bye-laws also specify requirements as to the form and content of a shareholder's notice.  These provisions may impede shareholders' ability to bring matters before an annual general meeting of the Company or make nominations for directors at an annual general meeting of the Company.
Classified Board of Directors
As described above, the Bye-laws provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms beginning on the expiration of the initial term for each class.  Accordingly, approximately one-third of our Board of Directors will be elected each year.  This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us.  It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.
Business combinations
Although the Companies Act does not contain specific provisions regarding "business combinations" between companies incorporated under the laws of Bermuda and "interested shareholders," we have included these provisions in the Bye-laws.  Specifically, the Bye-laws prohibit us from engaging in a "business combination" with certain persons for three years following the date the person becomes an interested shareholder.  Interested shareholders generally include:
•	any person who is the beneficial owner of 15% or more of our outstanding voting shares; or
•
any person who is our affiliate or associate and who held 15% or more of our issued and outstanding voting shares at any time within three years before the date on which the person's status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:
•	certain amalgamations, mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;
•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding shares;

•	certain transactions that result in the issuance or transfer by us of any shares of ours to the interested shareholder;
•
any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•
any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of the Bye-laws do not apply to a business combination if:

•	before a person became an interested shareholder, our Board of Directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;
•
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares issued and outstanding at the time the transaction commenced, other than certain excluded shares;

•
at or following the transaction in which the person became an interested shareholder, the business combination is approved by our Board of Directors and authorized at an annual or special general meeting of the Company, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our issued and outstanding voting shares that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of our IPO;
•
a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under the Bye-laws which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.  The proposed transactions referred to in the preceding sentence are limited to an amalgamation, merger or consolidation of us (except for an amalgamation or merger in respect of which, pursuant to the Companies Act, no vote of our shareholders is required) to:

o
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares; or

o	a proposed tender or exchange offer for 50% or more of our issued and outstanding voting shares.

Listing
Our common shares are listed on the NYSE under the symbol "NAO."
Transfer Agent
The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a discussion of the material United States federal income tax considerations relevant to a U.S. Participant, as defined below, with respect to participation in the Plan. You should also carefully review the discussion of the United States federal and other tax considerations under the heading "Item 10. Additional Information—Taxation" in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 23, 2016.
This discussion does not purport to deal with the tax consequences of participation in the Plan to all categories of investors, some of which may be subject to special rules. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of stock.
The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. We have not received nor do we intend to seek a private letter ruling from the Internal Revenue Service (the "Service") regarding the Plan.
A "U.S. Participant" means a participant in the Plan that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.
If a partnership is a participant in the Plan, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership participating in the Plan, you are encouraged to consult your tax advisor.
Tax Consequences Of Dividend Reinvestment
In the case of newly-issued shares acquired from us, a U.S. Participant will be treated as receiving a dividend for United States federal income tax purposes in an amount equal to the fair market value as of the dividend payment date of the shares purchased with the reinvested dividends. In the case of shares acquired in market transactions, a U.S. Participant will be treated as receiving a dividend for United States federal income tax purposes in an amount equal to sum of (x) the cash dividend paid by us and (y) the pro rata share of any brokerage trading fees or other related charges paid by us in connection with the Plan Administrator's purchase of the shares on behalf of the U.S. Participant. Those dividend amounts will be the U.S. Participant's tax basis in the shares purchased. A U.S. Participant's holding period of those shares will begin on the day following the date of purchase.
The dividends described above will constitute taxable dividend income to the U.S. Participant to the extent of our current and accumulated earnings and profits. Such dividends may be eligible for taxation at reduced rates in the hands of a non-corporate U.S. Participant, provided that holding period and certain other requirements are satisfied. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Participant's tax basis in his shares on a dollar-for-dollar basis and thereafter as capital gain.
Tax Consequences Of Optional & Initial Cash Investments
With respect to newly issued shares, a U.S. Participant who elects to invest in additional shares by making optional cash investments will be treated for United States federal income tax purposes as having received a dividend equal to the excess (if any) of (i) the fair market value on the investment date of the shares purchased, over (ii) the optional cash investments made. A U.S. Participant will not be deemed to have received a dividend with respect to shares acquired by purchases in market transactions, except to the extent of brokerage fees and charges paid to the Plan Administrator by us. A U.S. Participant's tax basis in the shares purchased will be equal to the cost paid by the participant in acquiring the shares, plus the amount (if any) treated as a dividend for federal income tax purposes. The U.S. Participant's holding period for those shares will begin on the day following the date of purchase.
Any distributions which the U.S. Participant is treated as receiving would be taxable income or gain or reduce the tax basis in shares, or some combination of these treatments, under the rules described above under "Tax Consequences of Dividend Reinvestment."

Shares, or any fraction of shares, purchased pursuant to an initial cash investment will have a tax basis equal to the amount of the payments. The holding period for the shares, or fraction of shares, begins on the day following the purchase date.
Tax Consequences Of Dispositions
A U.S. Participant generally will recognize taxable gain or loss upon a sale, exchange or other disposition of the shares whether the sale or exchange is made at the U.S. Participant's request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to his or her account. The amount of gain or loss will equal the difference between the amount realized by the U.S. Participant from such sale, exchange or other disposition and the U.S. Participant's tax basis in the shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Participant's holding period in the shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Participant's ability to deduct capital losses is subject to certain limitations.
A U.S. Participant will not realize any taxable income when he receives certificates for whole shares credited to his account, either upon his request for such certificates or upon withdrawal from or termination of the Plan.
Backup Withholding and Information Reporting
In general, dividend payments and other taxable distributions made within the United States to a U.S. Participant will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax when paid to a non-corporate U.S. Participant who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the Service that he has failed to report all interest or dividends required to be shown on his federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.

If a dividend is subject to backup withholding tax, such tax will be withheld from the dividend before the dividend is reinvested under the Plan. Backup withholding tax is not an additional tax. Rather, a U.S. Participant generally may obtain a refund of any amounts withheld under backup withholding tax rules that exceed his United States federal income tax liability by filing a refund claim with the Service.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
SEC registration fee		$676.70
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*
*To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.
LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward  & Kissel LLP, New York, New York, with respect to matters of United States and New York law and by MJM Limited with respect to matters of Bermuda law.

EXPERTS
The consolidated financial statements of Nordic American Offshore Ltd. and subsidiaries as of December 31, 2015 and 2014,  and for each of the years in the two-year period ended December 31, 2015 and the period from October 17, 2013 (inception) to December 31, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission's Public Reference Room in Washington, D.C., as well as through the Commission's website.
Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•
Report of Foreign Private Issuer on Form 6-K, filed with the Commission on September 27, 2016, which contains Company's dividend and earnings report for the second quarter of 2016 and the Company's Memorandum of Continuance.

•
Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 23, 2016, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Form 8-A12B, filed with the Commission on June 9, 2014, registering our common stock, par value $0.01 per share, under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and subsequent filings. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:
Nordic American Offshore Ltd.
Attn: The Secretary
Thistle House
4 Burnaby Street
Hamilton HM FX
Bermuda
(441) 292-1345
http://www.nao.bm

Information provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers

I.	Bye-law 45 of the Bye-laws of the Registrant, to be presented for shareholder approval, provides as follows:

1.	Subject to the proviso below, every Indemnified Person shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company's business or in the discharge of his duties and the indemnity contained in this Bye-Law shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

2.	No Indemnified Person shall be liable to the Company for the acts, defaults or omissions of any other Indemnified Person.

3.	Every Indemnified Person shall be indemnified out of the assets of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company's business or in the discharge of his duties, in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

4.	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

5.	Each Shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company PROVIDED HOWEVER that such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

6.	Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Bye-Laws shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if any allegation of fraud or dishonesty is proved against the Indemnified Person PROVIDED THAT no monies shall be paid hereunder unless payment of the same shall be authorised in the specific case upon a determination that indemnification of the Director or Officer would be proper in the circumstances because he has met the standard of conduct which would entitle him to the indemnification thereby provided and such determination shall be made:
(a)	by the Board, by a majority vote at a meeting duly constituted by a quorum of Directors not party to the proceedings or matter with regard to which the indemnification is, or would be, claimed; or
(b)	in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or
(c)	by a majority vote of the Shareholders.

7.	Without prejudice to the provisions of this Bye-Law, the Board shall have the power to purchase and maintain insurance for or for the benefit of any Indemnified Person or any persons who are or were at any time Directors, Officers or employees of the Company, or of any other company which is its holding company or in which the Company or such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company or any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.

II.        The Companies Act provides as follows:

1.	Section 98 of the Companies Act permits the Bye-Laws of a Bermuda company to contain a provision eliminating personal liability of an officer to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty, save with respect to fraud or dishonesty;

2.	Section 98 of the Companies Act also grants companies the power generally to indemnify any such officer or auditor of the company against any liability incurred by him in defending any proceedings, whether civil or criminal in which judgment is given in his favor (or in which he is acquitted) or when relief is granted to him by a court under section 281 of the Companies Act;

3.	Section 98A of the Companies Act permits a company to purchase and maintain insurance for the benefit of any officer of the company against any liability incurred by him under section 97(1)(b) of the Companies Act, in his capacity as an officer of the company or indemnifying such an officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty.

Item 9.                          Exhibits
The exhibit index at the end of this registration statement, or the Exhibit Index, identifies the exhibits which are included in this registration statement and are incorporated herein by reference.
Item 10.	Undertakings

(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the Securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) — (d) Not applicable.
(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(f) — (g) Not applicable.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(i) — (l) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on September 27, 2016.

NORDIC AMERICAN OFFSHORE LTD.

By:	/s/ Herbjørn Hansson
Name:	Herbjørn Hansson
Title:	Chairman

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Wolfe his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on September 27, 2016 in the capacities indicated.

Signature	Title

/s/ Herbjørn Hansson	Chairman and Director
Herbjørn Hansson	(Principal Executive Officer)

/s/ Turid M. Sørensen	Chief Financial Officer
Turid M. Sørensen	(Principal Financial and Accounting Officer)

/s/ Paul J. Hopkins	Director
Paul J. Hopkins

/s/ James Kelly	Director
James Kelly

/s/ Marianne Lie	Executive Vice Chairman and Director
Marianne Lie

/s/ David Workman	Director
David Workman

Authorized Representative
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Nordic American Offshore Ltd., has signed this Registration Statement in the city of Newark, state of Delaware, on September 27, 2016.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi

Exhibits
Exhibit Number	Description

4.1	Form of Common Share Certificate(1)

5.1	Opinion of MJM Limited, Bermuda counsel to the Company

8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters

23.1	Consent of MJM Limited (included in Exhibit 5.1)
23.2	Consent of Seward & Kissel LLP (included in Exhibit 8.1)

23.3	Consent of KPMG AS

24.1	Power of Attorney (contained in signature page)

(1)	Incorporated herein by reference to Exhibit 4.1 of the Company's report on Form 6-K filed with the Securities and Exchange Commission on September 27, 2016.